Exhibit 99.1

Kimco Realty Corporation Announces First Quarter 2008 Earnings

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Kimco Realty Corporation (NYSE: KIM) reported results for the quarter ending March 31, 2008.

Net income available to common shareholders was $86.6 million for first quarter of 2008 or $0.34 per diluted share compared to $150.9 million or $0.59 per diluted share for the first quarter of 2007. The change in net income is primarily related to i) a gain of $8.4 million or $0.03 per diluted share for the first quarter of 2008 from the company’s investment in Albertson’s, LLC compared to $56.5 million or $0.22 per diluted share for the first quarter of 2007, and ii) gains from the sale of operating properties of $3.1 million or $0.01 per diluted share in the first quarter of 2008 compared to $15.0 million or $0.06 per diluted share for the first quarter of 2007.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $164.4 million for the first quarter 2008 compared to $202.8 million in the same period a year ago. FFO per diluted share were $0.64 for the first quarter of 2008 compared to $0.78 in the first quarter of 2007. The change in FFO per diluted share is primarily related to a gain of $0.03 per diluted share from the company’s investment in Albertson’s, LLC which occurred in the first quarter of 2008 compared to $0.21 for the same period in 2007. Excluding Albertson’s in each quarter, FFO per diluted share grew 7.0% in the first quarter of 2008 compared to the same period in 2007. A reconciliation of net income to FFO is provided in the attached tables.

Highlights for the first quarter 2008:

  Achieved growth in same-store net operating income for the quarter of 3.3 percent;
  Posted occupancy at the end of the first quarter of 96.0 percent in the shopping center portfolio, a 20 basis point increase over the same period a year ago;
  Approved 18 new projects in Latin America totaling approximately $270 million;
  Recognized $2.4 million in gains, net of tax from Kimco Developer’s, Inc.;
  Recognized $8.9 million in residual participation from its preferred equity investments;
  Recognized $8.4 million, net of tax, from its investment in Albertson’s, LLC; and
  Maintains access to approximately $1.1 billion in immediate liquidity.

Portfolio Activity

Kimco’s shopping center portfolio includes 883 operating properties: 806 in the United States and Puerto Rico, 39 in Canada, 34 in Mexico and four in Chile as well as 61 development properties: 37 in the United States and 24 in Mexico. Same-store growth in net operating income in the U.S. portfolio was 3.3 percent for the quarter. Same-store growth has averaged 4.4 percent over the past eight quarters.

For the quarter, the company signed a total of 435 leases totaling 1.8 million square feet in its shopping center holdings: 165 new leases for 594,000 square feet and 270 lease renewals for 1.2 million square feet. In the U.S. portfolio, Kimco signed 127 new leases for 561,000 square feet and 220 lease renewals for 1.1 million square feet. On leases signed for the same space in U.S., the average increase in contractual base rent was approximately 11.2 percent on a cash basis for the quarter.

With portfolio occupancy at historically high levels, Kimco has placed even greater emphasis on potential redevelopment initiatives. Kimco’s redevelopment group is focused on creating value for shareholders, partners and retail clients with an emphasis on redeveloping first ring suburban assets in mature submarkets. The value creation in these projects is primarily through added density and tenant-replacement strategies that bring under-valued retail suites to market rates. Yields on these projects range from 10 to 13 percent. Kimco currently has more than 20 projects totaling approximately $325 million under redevelopment including Cupertino Village in Cupertino, Calif., Plaza del Sol in Phoenix, Ariz. and Cottman & Bustleton Center in Pennsylvania. At Cupertino Village, Kimco plans to add approximately 25,000 square feet of retail space, structured parking and outdoor plaza areas to the center, which is located in a dense, high-income submarket of the San Francisco Peninsula with diverse ethnic demographics and a strong Asian community. The renovation of Plaza del Sol is nearing completion and includes a remerchandising strategy that introduced several Hispanic oriented tenants to the submarket and has achieved significant occupancy increases due to the redevelopment plan. Longer term projects include Marketplace at Factoria in Bellevue, Wash. and Cottman & Bustleton in Philadelphia where Kimco is repositioning aged infrastructure with high-density new developments for increased retail gross leasable area from credit national tenants. Both projects have completed lengthy entitlement efforts and are in the execution phase of the project master plan.

In Mexico, Kimco added a third site to the Mexico Land and Development Fund, a joint venture managed by Kimco. The 17.3 acres of land is located in Cumbres, a suburb of Monterrey within the state of Nuevo Leon and was purchased for US $10.8 million. This property will be held for future development or sale. Subsequent to the quarter end, Kimco closed on its fourth site and approved three additional sites for the Mexican Land and Development Fund. Kimco also acquired a 2.9 acre land parcel in Chihuahua, Mexico for approximately US $1.9 million in its joint venture with American Industries.

Kimco continues to invest in Mexico and is expanding its footprint into Brazil and Peru with its shopping center format. In Mexico, the company estimates that it will have approximately US $1 billion invested by the end of 2008. Its platform includes 58 shopping centers: 34 completed and 24 under development totaling 13 million square feet. Approximately 50 percent of current development in Mexico is scheduled for completion during 2008 with an estimated yield of 14 percent. Kimco remains active in both the acquisition and development market in Mexico.

Kimco Investment Management Programs

Fees from Kimco’s investment management business were $11.7 million in the first quarter of 2008 including $10.1 million in management fees, $1.3 million in other ongoing fees and $0.3 million in transaction based fees excluding promoted income.

During the quarter, the joint venture between Kimco and Prudential Real Estate Investors sold one shopping center totaling 150,000 square feet. At the end of the quarter, the company had 342 properties in investment management funds with 15 institutional partners.

Kimco Capital Services (KCS)

Preferred Equity Investments

In the first quarter of 2008, the company recognized a total of $16.5 million of income from preferred equity investments including residual profit participation of $8.9 million. The company invested $16.4 million in seven new preferred equity properties, six in the U.S. and one in Canada during the quarter.

Kimco’s preferred equity business provides capital to strong property owners and developers to acquire, build, recapitalize or renovate real estate properties. Since its inception in 2001, the program has grown to 238 investments with a current total of approximately $465 million in the U.S. and Canada. As of the end of March, 2008, Kimco had approximately 136 preferred equity properties in the U.S. and 102 in Canada.

Retailer Services & Kimco Select (KSI)

Retailer Services, Kimco’s business which provides capital to retailers and other enterprises with significant real estate holdings recognized income of $14.0 million, net of tax, during the quarter, including $8.4 million from its investment in Albertson’s, LLC. Recurring income from Retailer Services totaled approximately $4.7 million during the quarter.

Kimco Select, which invests opportunistically with select operating partners, realized approximately $30.8 million during the quarter. Recurring income from KSI was $16.9 million during the quarter. KSI also realized $11.4 million, net, from the sale of various marketable securities.

During the quarter, the company entered into a strategic alliance focused on creating funds management and joint venture opportunities with Valad Property Group (ASX: VPG). As a sign of their commitment to the strategic alliance Kimco invested A$190 million in a convertible note. Kimco recognized income of US $2.8 million, net of tax, during the quarter from this investment.

Portfolio Overview

As of March 31, 2008, Kimco owned equity interests in 1,948 properties in the United States, Puerto Rico, Canada, Mexico and Chile totaling 180 million square feet as follows: 414 consolidated shopping centers, 342 shopping centers in investment management programs, 127 other joint venture shopping centers and 61 development properties that together total 944 centers and 141 million square feet. Also included in the 1,948 total are 238 preferred equity investments and 766 other real estate related investments all of which aggregate approximately 39 million square feet.

At quarter end, the company had interests in 148 properties totaling 17.8 million square feet in Canada comprised of 39 shopping centers, 102 preferred equity investments and 7 other real estate related investments. In Mexico, the company owned interests in 142 properties totaling 20.8 million square feet comprised of 34 shopping centers, 24 properties under development and 84 other real estate investments. The company also has investments in four shopping centers in Chile.

2008 Guidance

--	FFO: $2.70 - $2.78 per diluted share;

--	The following are estimates of FFO contribution before in-place corporate interest, preferred dividends and overhead costs for the 2nd quarter 2008 through 4th quarter 2008:

	--	$520 - $530 million from the in-place shopping center portfolio, net of joint venture interest expense;

	--	$30 - $32 million from recurring funds management fees;

	--	$20- $25 million gains on sales, net of tax, from KDI;

	--	$100 - $110 million in recurring income from in-place investments in KCS, net of joint venture interest expense;

	--	$150 - $160 million, net of interest, from new business activities and other transaction related events, including new shopping center acquisitions, transaction related fees and promoted income from investment management programs, residual participation from preferred equity, and other transactions from Kimco Select and Retailer Services;

--	Growth in same-store net operating income of approximately 3.5 - 4.0 percent; and

--	In-place interest, preferred dividends and G & A expenses for the year of approximately $275 - $285 million.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Thursday, May 1 at 10:00 a.m. Eastern Time. The call will include a review of the company’s first quarter 2008 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-600-4870. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 3769314. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of March 31, 2008, the company owned interests in 1,948 properties comprising 180 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2007. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008		2007

Revenues from Rental Properties	$190,538		$157,839

Rental Property Expenses:
Rent	3,211		2,884
Real Estate Taxes	23,551		18,598
Operating and Maintenance	27,571		20,854
	54,333		42,336

Net Operating Income	136,205		115,503

Income from Other Real Estate Investments	21,029		14,519
Mortgage Financing Income	3,896		3,138
Management and Other Fee Income	11,655		17,046
Depreciation and Amortization	(48,681)		(41,571)
	124,104		108,635

Interest, Dividends and Other Investment Income	22,026		6,243
Other Income/ (Expense), Net	3,882		(3,699)

Interest Expense	(53,998)		(46,099)
General and Administrative Expenses	(24,750)		(22,695)

	71,264		42,385

(Provision) / Benefit for Income Taxes	(9,410)		30,114

Equity in Income of Joint Ventures, Net	39,057		30,160
Minority Interests in Income, Net	(8,642)		(4,164)
Gain on Sale of Development Properties
Net of Tax of $1,612 and $1,602, respectively	2,418		2,403

Income from Continuing Operations	94,687		100,898

Discontinued Operations:
Income from Discontinued Operating Properties	3,427		7,846
Minority Interests in Income	(871)		(126)
Gain on Disposition of Operating Properties, Net of Tax	661		2,794
Income from Discontinued Operations	3,217		10,514

Gain on Sale of Operating Properties, Net of Tax (1)	563		727

Income before Extraordinary Item	98,467		112,139

Extraordinary Gain from Joint Venture Investment Resulting from Purchase Price Allocation, Net of Income Tax of $0, and $30,000 and Minority Interest	-		41,625

Net Income	98,467		153,764

Preferred Dividends	(11,822)		(2,909)

Net Income Available to Common Shareholders	$86,645		$150,855

Weighted Average Shares Outstanding for Net Income Calculations:
Basic	252,932		251,365
Units	-		-
Dilutive Effect of Options	2,984		6,057
Diluted	255,916		257,422

Per Common Share:
Income from Continuing Operations:
Basic	$0.33		$0.39
Diluted	$0.33	(2)	$0.38	(2)
Net Income:
Basic	$0.34		$0.60
Diluted	$0.34	(2)	$0.59	(2)

(1) Included in the calculation of income from continuing operations per common share in accordance with sec guidelines.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Funds from Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008		2007

Funds From Operations (FFO)

Net Income	$98,467		$153,764

Gain on Disposition of Operating Properties, Net of Minority Interests	(1,224)		(2,794)

Gain on Disposition of Joint Venture Operating Properties	(1,911)		(12,172)

Depreciation and Amortization	48,247		42,142

Depreciation and Amortization - Real Estate JV's, Net of Minority Interests	32,641		24,753

Preferred Stock Dividends	(11,822)		(2,909)

Funds From Operations	$164,398		$202,784

Weighted Average Shares Outstanding for FFO Calculations:
-Basic	252,932		251,365
Units	5,969		5,832
Dilutive Effect of Options	2,984		6,057
-Diluted	261,885	(1)	263,254	(1)

Per Common Share - Basic	$0.65		$0.81

- Diluted	$0.64	(1)	$0.78	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO would be increased by $2,644 and $2,410 for the three months ended March 31, 2008 and 2007, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2008	2007
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,015,168 and $977,444, respectively	$5,240,900	$5,203,185
Investments and Advances in Real Estate Joint Ventures	1,234,685	1,246,917
Real Estate Under Development	1,226,242	1,144,406
Other Real Estate Investments	597,196	615,016
Mortgages and Other Financing Receivables	149,096	153,847
Cash and Cash Equivalents	150,961	87,499
Marketable Securities	397,495	212,988
Accounts and Notes Receivable	99,326	88,017
Other Assets	335,692	345,941
Total Assets	$9,431,593	$9,097,816

Liabilities:
Notes Payable	$3,429,439	$3,131,765
Mortgages Payable	847,155	838,736
Construction Loans Payable	262,476	245,914
Dividends Payable	113,181	112,052
Other Liabilities	435,093	426,616
Total Liabilities	5,087,344	4,755,083
Minority Interests	463,742	448,159

Stockholders' Equity:
Preferred Stock, $1.00 par value, authorized 3,232,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and Outstanding 700,000 shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 par value, authorized 184,000 shares
Issued and Outstanding 184,000 shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 par value, authorized 750,000,000 shares
Issued 253,943,446 and 253,350,144, respectively
Outstanding 253,396,866 and 252,803,564, respectively	2,534	2,528
Paid-In Capital	3,692,493	3,677,509
Retained Earnings	163,905	180,005
	3,859,816	3,860,926
Accumulated Other Comprehensive Income	20,691	33,648
Total Stockholders' Equity	3,880,507	3,894,574
Total Liabilities and Stockholders' Equity	$9,431,593	$9,097,816

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2008
	Low	High
Projected diluted net income per common share	$1.63	$1.71

Projected depreciation & amortization	0.71	0.75

Projected depreciation & amortization real estate joint ventures, net of minority interests	0.49	0.51
Gain on disposition of operating properties	(0.06)	(0.09)

Gain on disposition of joint venture operating properties, net of minority interests	(0.07)	(0.10)

Projected FFO per diluted common share	$2.70	$2.78

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara M. Pooley, 1-866-831-4297
Vice President, Finance and Investor Relations